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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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    Rule 14a-12


                            THE PIONEER GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)



                         LENS INVESTMENT MANAGEMENT, LLC
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NY2:\891830\01\58531.0014

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FOR IMMEDIATE RELEASE

CONTACT:
Timothy Holland                                Richard A. Bennett
Alan Towers Associates, Inc.                   Lens Investment Management, LLC
212-354-6942                                   207-775-4296
timothyholland@towerspr.com                    rbennett@lens-inc.com
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                 LENS NOMINATES 5TH CANDIDATE FOR PIONEER BOARD

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                       -- SEEKS MAJORITY OF BOARD SEATS --

PORTLAND, Me., March 22, 2000 - Lens Investment Management, LLC, the activist investment firm, has nominated a fifth candidate, Mr. George W. Siguler, for the Board of Directors of Pioneer Group, Inc., (NASDAQ: PIOG). In nominating Mr. Siguler, who is a Managing Director at Siguler Guff & Company, a private equity management firm, Lens is seeking a majority of the eight Pioneer Board seats up for election at the company's 2000 Annual Meeting. That meeting is scheduled for May 16 at 9:30 AM at the offices of Hale and Dorr in Boston, Massachusetts. Mr. Siguler joins the previously announced Lens slate of John P. M. Higgins, Robert
B. Holmes, Robert A. G. Monks and Richard A. Bennett. A biography of Mr. Siguler is attached.

For weeks, Lens has advocated a sale of Pioneer to the highest bidder as the surest means of increasing shareholder value. The Lens candidates elected to Pioneer's Board would press for the swift and successful sale of the company. For more information on the Lens candidates and the firm's involvement with Pioneer, see the proxy statement Lens filed in connection with Pioneer's 2000 Annual Meeting. The statement can be found at the SEC's website, www.sec.gov. Lens and its affiliates, which manage in excess of $400 million of capital, own approximately 4.1% of Pioneer's outstanding common stock.

                                     (MORE)


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LENS NOMINATES 5TH CANDIDATE FOR PIONEER BOARD/...PAGE 2

Commenting on the addition of Mr. Siguler to the Lens slate, Robert A. G. Monks, founder and Chairman of Lens and a Lens candidate for Pioneer's Board said:
"George W. Siguler is a well known and respected figure in Boston's money management community who brings 30 years of practical business and investment management experience to his Pioneer candidacy. The fact that Lens could attract someone of George's stature speaks to the credibility of our efforts at Pioneer."

Lens Investment Management, LLC is an activist investment management firm that invests in companies it believes are underperforming despite strong underlying values and susceptible to increased value through shareholder activism. Its founder and Chairman Robert A. G. Monks is an internationally recognized authority on corporate governance and a pioneering activist investor.


                         CERTAIN ADDITIONAL INFORMATION
                         ------------------------------

The persons issuing this press release (the "Participants") have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with a solicitation of proxies with respect to Pioneer. The Participants advise all Pioneer stockholders to read the preliminary proxy statement because it contains important information, including the identities of the Participants and a description of their interests. The preliminary proxy statement is available at no charge on the SEC's website at http://www.sec.gov.

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ATTACHMENT

                         BIOGRAPHY OF GEORGE W. SIGULER

Mr. Siguler has been a Managing Director of Siguler Guff & Co., a private equity management firm, since 1995. Before co-founding that firm, Mr. Siguler was a Managing Director of Mitchell Hutchins Institutional Investors, Inc. and head of its private equity group since 1991. From 1985 to 1991, he was President of Associated Capital Investors and Executive Vice President of Monarch Capital Corporation. He previously served as Chief of Staff of the U.S. Department of Health and Human Services, as Associate Treasurer of Harvard University and as a founding partner of the Harvard Management Company in the early 1970s. Mr. Siguler also serves as a director and officer of Venture Lending & Leasing, Inc. and as an officer of the general partner of Energy Income Fund, L.P., and Russia Partners, each a private investment fund, and as a director of Business Mortgage Investors, Inc., a private real estate investment trust. He is a director of NovaCare, Inc. and a member of the Visiting Committee of the Harvard Medical School

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3/22/00


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